Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made as of the 16th day of May, 2011 by and between GREEN EARTH TECHNOLOGIES, INC., a Delaware corporation (the "Company") having a principal place of business at 10 Bank Street, Suite 680, White Plains, New York 10606 and WILLIAM J. MARSHALL, residing at 150 Southfield Ave., Suite 1448, Stamford, CT 06902   ("WJM").

WHEREAS, WJM is a member of the Board of Directors of the Company (the “Board”); and

WHEREAS, WJM and the Company are parties to an Employment Agreement dated as of March 1, 2009 (the “Employment Agreement”); and

WHEREAS, WJM and the Company have agreed to settle all matters relating to the cessation of WJM’s employment with the Company.

NOW, THEREFORE, the parties agree as follows:

1.           Resignation.  WJM hereby resigns as Chairman and Chief Executive Officer of the Company and as an officer and director of all entities affiliated with the Company, effective May 16th 2011.

2.           Termination of Employment Agreement.

(a)           Except as set forth in subsection (b) of this Section 2, the Employment Agreement is hereby terminated as of the date hereof (the “Termination Date”) and WJM’s employment with the Company shall terminate as of the date hereof.

(b)           The following provisions of the Employment Agreement shall continue in full force and effect as set forth therein:
(i)           Section 8 (Confidentiality; Noncompetition) – e.g. any business that is in direct competition with the Company’s products; and

(ii)	Section 7(g), but only to the extent provided in Section 8 of this Agreement.

3.           Termination Payment.

(a)           The Company shall continue to pay WJM his current base salary in accordance with the Company’s normal payroll practices, including withholding for all applicable federal, state and local income and employment taxes, through November 11, 2011.  In addition, the Company shall pay WJM all  accrued but unpaid salary earned by him through the May 15, 2011, subject to all applicable federal, state and local income and employment taxes, in 48 equal installments every two weeks beginning on November 25, 2011 .

(b)           In the event that there is a “change of control” of the Company as defined in Section 7(e) of the Employment Agreement, all payments due hereunder shall become immediately due and payable.

(c)           This Section 3 shall constitute the Company's sole financial obligation to WJM and any provision of the Employment Agreement in conflict with this section 3 is superseded and null and void as of the date hereof.

4.           Continuation of Healthcare Coverage.  The Company will make available to WJM, pursuant to the continuation of coverage provisions described in Section 4980B of the Internal Revenue Code and Sections 601 through 625 of ERISA (the “Continuation Coverage”), the healthcare coverage that is currently provided to WJM until the earliest of (i) May 15, 2013, or (ii) the date on which WJM is eligible to participate in the healthcare coverage available to him as a result of obtaining new employment, or (iii) the date on which WJM otherwise elects to discontinue the healthcare coverage.  With respect to the period beginning on May 16, 2011 and ending November 11, 2011, the Company shall pay the entire cost of such Continuation Coverage.   From and after November 11, 2011 until terminated in accordance with the first sentence of this Section 4, the cost of the Continuation Coverage shall be deducted from the payments made pursuant to Section 3 above.

5.           Benefits.  In consideration for WJM agreement to be bound by the terms of this Agreement and in consideration of his performance of the obligations set forth herein, WJM shall be entitled to the following:

a.
Access to the Company’s White Plains office until the earliest to occur of the following:  (i) October 31, 2011; (ii) the date on which WJM finds a new office; or (iii) the date on which the Company fills the role Chief Executive Officer;

b.	Continued use of the White Plains office as his primary mailing address until WJM can change the address but no longer then October 31, 2011;

c.	Continued use of the email address jmarshall@getg.com so long as WJM serves as a member of the Board;

d.	Possession and ownership of the computers located in WJM’s office at the Company’s White Plains headquarters;

e.	Continued communications from the Company as is consistent with WJM’s duties as Director; and

f.	Payments in accordance with the existing outside Directors compensation plan.

6.           Business Expenses.  The Company agrees to reimburse WJM for all approved expenses incurred by him prior to May 16, 2011 in connection with the performance of his duties as an officer of the Company as soon as practicable after he presents the Company with proper evidence of such expenses in accordance with Company policy.  In addition if WJM is requested to assist the Company with certain business matters expenses incurred by WJM will be promptly reimbursed.

7.           No Other Amounts Due.  Except as provided in Section 3 hereof, WJM affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, vacation pay and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, vacation pay and/or benefits are due to WJM.

8.           Stock Options.  Upon execution and delivery of this Agreement:

(a)           All stock options previously granted by the Company to WJM shall be exercisable in full in accordance with the terms of the Employment Agreement as referenced in Section 7(g) (i.e. for the period equal to the lesser of (i) the original term of the stock option or (ii) five years) and in compliance with all applicable Securities and Exchange Commission rules and regulations regarding affiliates and insiders.

(b)           WJM acknowledges and agrees that other than the stock options referenced in Section 8(a) above he is not entitled to any other equity compensation from the Company.

(c)           The Company agrees to register WJM stock options as soon as practical but no later than June 30, 2011.

9.           Cooperation.  WJM agrees, upon request by the Company, to cooperate with the Company with regard to any matter in which he was involved on behalf of the Company during his employment.

10.           Rights and Remedies Upon Breach.  If WJM or the Company breaches or threatens to commit a breach of any of the provisions of (i) this Agreement or (ii) those provisions set forth in the Employment Agreement that survive its termination (as set forth in Section 2(b) hereof), the Company or WJM shall, in addition to, and not in lieu of, any other rights and remedies available to it under law or in equity, have the right and remedy to have such provisions specifically enforced by any court of competent jurisdiction (without the requirement to post a bond), it being agreed that any breach or threatened breach of any such provision would cause irreparable injury to the Company or WJM and that money damages would not provide an adequate remedy to the Company or WJM.

11.           Release

(a)           On the Termination Date, WJM knowingly and voluntarily releases and forever discharges the Company and the Company's subsidiaries and affiliates, together with all of their respective present directors, officers and employees, and each of their predecessors, successors and assigns, (collectively, "Releasees") from any and all claims, charges, complaints, promises, agreements, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, which WJM ever had, now have, or may hereafter claim to have against any of the Releasees by reason of any matter, cause or thing whatsoever arising on or before the Termination Date and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity (the "Release").  The Release includes, without limitation, any rights or claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and the Family Medical Leave Act of 1993, each as amended, or any other federal, state or local law, statute, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, whether written or oral, formal or informal, between any of the Releasees and WJM.

(b)           Nothing herein shall be deemed to release any of the WJM’s rights under this Agreement or WJM’s right to indemnification under the Delaware General Corporation Law (the “DGCL”) or the Company’s charter or bylaws.

12.           Miscellaneous.

 (a)           Integration; Amendment.  This Agreement and such other documents as are referred to herein, constitute the entire agreement between the parties hereto with respect to the matters set forth herein and supersede and render of no force and effect all prior understandings and agreements between the parties with respect to the matters set forth herein.  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

(b)           Severability.  If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited, or invalid, but the remainder of this Agreement shall not be invalid and shall be given full force and effect so far as possible.

(c)           Waivers.  The failure or delay of any party at any time to require performance by the other party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power, or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power, or remedy under this Agreement.  No notice to or demand on any party in any case shall, of itself, entitle such party to other or further notice or demand in similar or other circumstances.

(d)           Power and Authority.  The Company represents and warrants to the Executive that it has the requisite corporate power to enter into this Agreement and perform the terms hereof; that the execution, delivery and performance of this Agreement by it has been duly authorized by all appropriate corporate action; and that this Agreement represents the valid and legally binding obligation of the Company and is enforceable against it in accordance with its terms.

(e)           Burden and Benefit; Survival.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal and legal representatives, successors and assigns.  The rights and obligations of either party hereunder shall not be assignable except with the prior written consent of the other party.

(f)           Governing Law; Headings.  This Agreement and its construction, performance, and enforceability shall be governed by, and construed in accordance with, the laws of the State of New York.  Headings and titles herein are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

(g)           Jurisdiction.    Except as otherwise provided for herein, each of the parties: (i) submits to the exclusive jurisdiction of any state or federal court sitting in New York County in any action or proceeding arising out of or relating to this Agreement; (ii) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court; (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court; and (iv) waives any right such party may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in Section 12(h). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

(h)           Notices.  All notices called for under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally, mailed through the United States Postal Service by registered or certified mail (return receipt requested), postage prepaid, or delivered by nationally recognized overnight courier service to the parties at their respective addresses as set forth on the first page of this Agreement (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof), or to any other address or addresses as any party entitled to receive notice under this Agreement shall designate, from time to time, to others in the manner provided in this subsection 12(h) for the service of notices.

Any notice delivered to the party hereto to whom it is addressed shall be deemed to have been given and received on the day it was delivered, if delivered personally or by overnight courier service; otherwise, on the third business day after it is mailed in the manner provided above.

(i)           Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(j)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

13.           WJM HEREBY ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY THE COMPANY TO SEEK INDEPENDENT LEGAL ADVICE WITH REGARD TO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Settlement Agreement to be duly executed and delivered as of the16th day of May, 2011.

GREEN EARTH TECHNOLOGIES, INC.

By:	/s/ Greg Adams
Name : Greg Adams
Title: Chief Operating Officer and Chief Financial Officer

/s/ William J. Marshall
WILLIAM J. MARSHALL

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